Filed Pursuant to Rule 424(b)(5)

Registration No. 333-276382

PROSPECTUS SUPPLEMENT

(to Prospectus Supplement dated November 19, 2025 to Prospectus dated January 31, 2024)

HEALTHCARE TRIANGLE, INC.

Up to $39,000,000

Common Stock

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the prospectus supplement dated November 19, 2025, and its accompanying base prospectus dated January 31, 2024 (collectively, the “ATM Prospectus”), relating to the offer and sale of shares of our common stock from time to time pursuant to the terms of  Sales Agreement, dated November 18, 2025 (the “ATM Sales Agreement”) with Spartan Capital Securities, LLC (the “Sales Agent”), acting as sales agent or principal. This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without and may only be delivered or utilized in connection with the ATM Prospectus, and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the ATM Prospectus to increase the amount of shares we may offer and sell through the Sales Agent pursuant to the ATM Agreement to $39,000,000, which does not include the $6,522,300.16 of shares that were previously sold pursuant to the ATM Agreement as of the date of this Prospectus Supplement.

Sales of common stock, if any, under this Prospectus Supplement and the ATM Prospectus may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on or through Nasdaq Capital Market (“Nasdaq”), the existing trading market for our common stock, or any other existing trading market in the Unites States for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. The Sales Agent is not required to sell any specific number or dollar amount of shares, but will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Our common stock trades on the Nasdaq under the symbol “HCTI.” The last reported sale price of our common stock on Nasdaq on March 30, 2026, was $2.71 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ATM PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Spartan Capital Securities, LLC

The date of this prospectus supplement is March 31, 2026.